                             FIRST AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                                   ADFORCE, INC.


     AdForce, Inc., a Delaware corporation, hereby certifies that the First Amended and Restated Certificate of Incorporation of the corporation attached hereto as EXHIBIT "A", which is incorporated herein by this reference, has been duly adopted by the corporation's Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation's stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, said corporation has caused this First Amended and Restated Certificate of Incorporation to be signed by its by duly authorized officer.

Dated:  __________, 1999

                                      ADFORCE, INC.

                                      ---------------------------------
                                       Charles W. Berger, Chairman

                                                                  EXHIBIT "A"


                             FIRST AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                                   ADFORCE, INC.


                                     ARTICLE I

     The name of the corporation is AdForce, Inc.


                                     ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                    ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                     ARTICLE IV

     (A) CLASSES OF STOCK. The total number of shares of all classes of stock which the corporation has authority to issue is 45,451,663 shares, consisting of two classes: 40,000,000 shares of Common Stock, $0.001 par value per share, and 5,451,663 shares of Preferred Stock, $0.001 par value per share. Of the 5,451,663 shares of Preferred Stock, par value $0.001, authorized to be issued by the corporation, 602,000 shares are hereby designated Series A Preferred Stock, 1,100,000 shares are hereby designated Series B Preferred Stock, 1,725,000 shares are hereby designated Series C Preferred Stock, 786,500 shares are hereby designated Series D Preferred Stock and 1,238,163 shares are hereby designated Series E Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed upon the respective classes and series of the corporation's capital stock are set forth below:

     (B) RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as set forth below.

          1. DIVIDEND PROVISIONS. The holders of outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E



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Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $0.20, $0.20, $0.38, $1.10 and $1.10 per share per annum, respectively (appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to the affected series of Preferred Stock), before any cash dividend is paid on Common Stock. Such dividend or distribution may be payable annually or otherwise as the Board of Directors may from time to time determine. Dividends or distributions (other than dividends payable solely in shares of Common Stock) may be declared and paid upon shares of Common Stock in any fiscal year of the corporation only if dividends shall have been paid on or declared and set apart upon all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at such annual rate; and no dividends shall be paid to holders of shares of Common Stock unless at the same time equivalent dividends in the same amount per share of Common Stock issuable upon conversion thereof are paid to holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in excess of such annual rate in any fiscal year.
No dividends shall be paid to holders of any series of Preferred Stock unless at the same time equivalent dividends are paid to holders of all series of Preferred Stock. The right to such dividends on outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest. The holders of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock can waive any dividend preference that such holders may be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted basis. The holders of the outstanding Series D Preferred Stock can waive any dividend preference that such holders may be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Series D Preferred Stock then outstanding, voting or consenting as a separate series. The holders of the outstanding Series E Preferred Stock can waive any dividend preference that such holders may be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Series E Preferred Stock then outstanding, voting or consenting as a separate series.

       2. LIQUIDATION PREFERENCE.

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets and funds of this corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to (i) $2.51 for each outstanding share of Series B

Preferred Stock (the "Original Series B Issue Price") (such price per share to be appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to the Series B Preferred Stock) plus any declared but unpaid dividends on such share, (ii) $4.73 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price") (such price per share to be appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to the Series C Preferred Stock) plus any declared but unpaid dividends on such share, (iii) $13.73 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") (such price per share to be appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to the Series D Preferred Stock) plus any declared but unpaid dividends on such share, and (iv) $13.73 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price") (such price per share to be appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to the Series E Preferred Stock) plus any declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b) After the distributions required by subsection 2(a) above have been paid, if assets and funds remain in the corporation that are legally available for distribution, the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall receive from the remaining assets of the corporation available for distribution to shareholders that portion of such assets equal to their pro rata share of such assets based on the number of shares of Common Stock held by all shareholders of the corporation, assuming the conversion to Common Stock of all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

               (c) After the distributions required by subsections 2(a) and 2(b) above have been paid, if assets and funds remain in the corporation that are legally available for distribution to shareholders, the Series A Preferred Stock shall receive an amount per share equal to the sum of (i) $2.51 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) an amount equal to any declared but unpaid dividends on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

               (d) Thereafter, if assets and funds remain in the corporation that are legally available for distribution to shareholders, the holders of Series A Preferred Stock and

Common Stock shall receive all of the remaining assets of the corporation pro rata based on the number of shares of Common Stock held by each such holder (assuming conversion to Common Stock of all such Series A Preferred Stock).

               (e) For purposes of this Section 2, (i) any acquisition of this corporation by means of merger or other form of corporate reorganization in which the shareholders of this corporation immediately before the closing of such transaction do not, by virtue of shares issued in the transaction, own a majority of the outstanding shares of the surviving corporation or (ii) a sale of all or substantially all of the assets of this corporation shall, unless the holders of (A) seventy-five percent (75%) of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding, voting or consenting in writing as a single class on an as-if-converted to Common Stock basis, (B) a majority of the shares of Series D Preferred Stock then outstanding, voting or consenting in writing as a separate series, and (C) a majority of the shares of Series E Preferred Stock then outstanding, voting or consenting in writing as a separate series, elect in writing otherwise, be deemed to be treated as a liquidation, dissolution or winding up of this corporation and shall entitle the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock to receive at the closing cash, securities or other property as specified in subsections 2(a), 2(b), 2(c) and 2(d) above.

               (f) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (A)  If traded on a securities exchange or the Nasdaq
National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three
(3) days prior to the closing;

                         (B)  If actively traded over-the-counter other than on
the Nasdaq National Market, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                         (C)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of Preferred Stock.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value as determined above in subsection 2(f)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.


               (g) In the event the requirements of subsection 2(e) are not complied with, the corporation shall forthwith either:

                    (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with, or

                    (ii) cancel such transaction, in which event the rights, preferences, privileges, and restrictions of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection 2(h) hereof.

               (h) The corporation shall give each holder of record of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock written notice of such a subsection 2(e) transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of subsection 2(e), and the corporation shall thereafter give such holders prompt notice of any material changes and shall provide such other information to such shareholders regarding such transactions as they may reasonably request. If, in connection with a subsection 2(e) transaction, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock elect to convert their shares into shares of Common Stock pursuant to subsection 3(a) below, such conversion will be conditioned upon the closing of the subsection 2(e) transaction, unless otherwise designated in writing by the holder of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such subsection 2(e) transaction. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted to Common Stock basis.

          3. CONVERSION. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) RIGHT TO CONVERT. Each share of Series A, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, the Original Series
B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price or the Original Series E Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock, Series B Preferred Stock,
Series C Preferred Stock, Series D Preferred Stock and Series E Preferred
Stock shall be one-half of the Original Series A Issue Price, one-half of the Original Series B Issue Price, one-half of the Original Series C Issue Price, one-half of the Original Series D Issue Price and one-half of the Original Series E Issue Price, respectively; provided, however, that the Conversion Prices for Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment as set forth in subsection 3(d).

               (b)  AUTOMATIC CONVERSION.

                    (i) Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation's sale of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to this corporation in excess of $15,000,000 and the public offering price of which is not less than $6.275 per share of Common Stock (appropriately adjusted to reflect subsequent stock dividends, combinations, splits, recapitalizations or the like) or (ii) the date specified by written consent or agreement of the holders of at least seventy-five percent (75%) of the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted basis.

                    (ii) Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation's sale, in a firm commitment underwritten public offering, of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to this corporation of $20,000,000 or greater and the public offering price of which is not less than the Qualifying Price Per Share, or (ii) the date specified by written consent or agreement of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding, voting or consenting as a separate series. As used herein, the "Qualifying Price Per Share" shall mean the quotient of $125,000,000 divided by the number of shares of the corporation's Common Stock outstanding immediately prior to such sale, assuming conversion of all Preferred Stock and other convertible securities then outstanding and the exercise of all warrants, options and other rights then outstanding to purchase Common Stock or other securities convertible into Common Stock of this corporation.

                    (iii) Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) this corporation's sale, in a firm commitment underwritten public offering, of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate net cash proceeds to this corporation of $20,000,000 or greater and the public offering price of which is not less than the Qualifying Price Per Share, or (ii) the date specified by written consent or agreement of the holders of at least a majority of the shares of Series E Preferred Stock then outstanding, voting or consenting as a separate series.

               (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If the corporation, at any time or from time to time after the date that this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Filing Date"), shall issue any Additional Stock (as defined below) without consideration or for a consideration per Common Stock equivalent share less than the Conversion Price for a given series in effect immediately prior to the issuance of such Additional Stock, then, except as provided in subsection 3(d)(v) below, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this subsection 3(d), the number of shares of Common Stock outstanding at a given time shall be deemed to be the number of shares of Common Stock that are then issued and outstanding plus the number of shares of Common Stock then issuable upon exercise of all then outstanding warrants and options to purchase Common Stock or securities convertible into Common Stock plus the number of shares of Common Stock then issuable upon conversion of such convertible securities and all other convertible securities then outstanding.

                          (B) No adjustment of the Conversion Price for any
series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(d)(i)(E)(3) and 3(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(d)(i)(B) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                          (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                          (D) In the case of the issuance of Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors in its good faith judgment irrespective of any accounting treatment.

                          (E) In the case of the issuance, whether before, on
or after the Filing Date, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                              1.    The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

                              2.    The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and 3(d)(i)(D)).

                              3.    In the event of any change in the number of
shares of Common Stock deliverable or any increase in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock obtained with respect to the adjustment that was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              4.    Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

                              5.    The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and 3(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or 3(d)(i)(E)(4).

                    (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by this corporation after the Filing Date other than shares of Common Stock issued or issuable:

                          (A) pursuant to a transaction described in
subsection 3(d)(iii) hereof;

                          (B) to officers, directors, employees and
consultants of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this corporation or pursuant to the StarPoint Software, Inc. 1996 Stock Plan;

                          (C) upon conversion of the Preferred Stock;

                          (D) pursuant to warrants issued to banks or
equipment lessors (provided, however, that this subsection 3(d)(ii)(D) shall not be applicable to any calculation of a Conversion Price adjustment of the Series D Preferred Stock or Series E Preferred Stock);

                          (E) in connection with business combinations or
corporate partnering agreements approved by the Board of Directors, provided that at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding twelve month period do not exceed 2% of the then outstanding Common Stock of the corporation (assuming full conversion and exercise of all convertible and exercisable securities) (provided, however, that this subsection 3(d)(ii)(E) shall not be applicable to any calculation of a Conversion Price adjustment of the Series D Preferred Stock or Series E Preferred Stock); or

                          (F) in connection with the merger of Imgis, Inc., a
California corporation, with and into the corporation.

                    (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution to receive a distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(d)(i)(E).

                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease of outstanding shares.

               (e) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

               (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3) provision shall be made so that the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g) NO IMPAIRMENT. This corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

               (h)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                    (i) No fractional shares shall be issued upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively.

               (i) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common

Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, in addition to such other remedies as remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (k)  NOTICES.  Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be deemed effectively given upon personal delivery to the holder to be notified, or upon deposit with the United States Post Office, or with a nationally recognized overnight courier specifying next day delivery with written verification of receipt, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          4.   VOTING RIGHTS.

               (a) The authorized number of directors of the corporation shall be seven (7). At each election of directors of this corporation, the holders of Series B Preferred Stock shall be entitled, voting as a separate series, to elect two (2) directors of the corporation. The holders of the outstanding Series C Preferred Stock shall be entitled, voting as a separate series, to elect two (2) directors of the corporation. For so long as AOL and its affiliates collectively hold at least 364,166 shares of Series E Preferred Stock (appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to the Series E Preferred Stock), the holders of the outstanding Series E Preferred Stock, at their option, shall be entitled, voting as a separate series, to elect one (1) director of the corporation. The holders of outstanding Common Stock, and the holders of outstanding Series D Preferred Stock, voting on an as-if converted to Common Stock basis, shall be entitled, voting together as a class, to elect the remaining number of directors of this corporation that are not elected by the holders of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock at each annual election of directors. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section, the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

               (b) Except as explicitly provided for in Section 4(a) above, the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, respectively, could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          5.   PROTECTIVE PROVISIONS.

               (a) So long as at least 625,000 shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to such series of Preferred Stock) remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the voting power of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis:

                    (i) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

                    (ii) authorize the payment of dividends on or the repurchase of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

                    (iii) change the authorized number of directors of the corporation; or

                    (iv) authorize the issuance of any stock, or any other securities convertible into or exercisable or exchangeable for equity securities, of the corporation to any person or group of affiliated persons if, immediately following such issuance, such person or group of affiliated persons would hold a greater Pro Rata Share (as defined below) of the corporation's then outstanding Common Stock than would then be held collectively by AOL and its affiliates. For purposes hereof, "Pro Rata Share" means a fraction, the numerator of which is the number of shares of Common Stock of the corporation issued and held, or issuable upon conversion of Preferred Stock of the corporation then held, by the holder and the denominator of which is the total number of shares of Common Stock of the corporation then outstanding assuming full conversion and exercise of all convertible or exercisable securities then outstanding.

               (b) So long as at least 625,000 shares of Series B Preferred Stock and/or Series C Preferred Stock (appropriately adjusted to reflect any subsequent stock dividends, combinations, splits, recapitalizations and the like with respect to such series of Preferred Stock) remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy-five percent (75%) of the voting power of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis:

                    (i) create any new class or series of stock or any other securities convertible into equity securities of the corporation (A) having a preference over, or being on a parity with, Series B Preferred Stock or Series C Preferred Stock with respect to voting, dividends or distributions upon liquidation, or (B) having rights similar to any of the rights of Series B Preferred Stock or Series C Preferred Stock under this Section 5;

                    (ii) amend, waive or repeal any provision of, or add any provision to, these Articles of Incorporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Series B Preferred Stock or Series C Preferred Stock;

                    (iii) increase or decrease (other than by conversion) the authorized number of shares of Series B Preferred Stock or Series C Preferred Stock; or

                    (iv) merge with or consolidate with any other corporation where such merger would result in an adverse change in the rights, preferences or privileges of Series B Preferred Stock or Series C Preferred Stock that would otherwise require consent under subsection 5(b)(ii) above.

               (c) So long as any shares of Series D Preferred Stock remain outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate series:

                    (i) create any new class or series of stock or any other securities convertible into or exercisable or exchangeable for equity securities of the corporation (A) having a preference over Series D Preferred Stock with respect to voting, dividends or distributions upon liquidation, or (B) having rights similar to any of the rights of Series D Preferred Stock under this
Section 5;

                    (ii) amend, waive or repeal any provision of, or add any provision to, these Articles of Incorporation if such action would (A) adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Series D Preferred Stock, or (B) alter or change the provisions governing automatic conversion of the Series D Preferred Stock set forth in subsection 3(b) above;

                    (iii) increase or decrease (other than by conversion) the authorized number of shares of Series D Preferred Stock, or authorize the issuance of any shares of Series D Preferred Stock, or any other securities convertible into or exercisable or exchangeable for Series D Preferred Stock, to any person who, as of the Filing Date, does not hold of record any shares of Series D Preferred Stock; or

                    (iv) redeem or repurchase any of this corporation's Common Stock or Preferred Stock, other than repurchases of securities held by directors, employees or consultants of the corporation not to exceed $100,000 per transaction and $400,000 in the aggregate, and other than redemptions or repurchases at the original purchase price of such securities.

               (d) So long as any shares of Series E Preferred Stock remain outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate series:

                    (i) create any new class or series of stock, or any other securities convertible into or exercisable or exchangeable for equity securities, of the corporation (A) having a preference over Series E Preferred Stock with respect to voting, dividends or distributions upon liquidation, or
(B) having rights similar to any of the rights of Series E Preferred Stock under this Section 5;

                    (ii) amend, waive or repeal any provision of, or add any provision to, these Articles of Incorporation if such action would (A) adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, Series E Preferred Stock, or (B) alter or change the provisions governing automatic conversion of the Series E Preferred Stock set forth in subsection 3(b) above;

                    (iii) increase or decrease (other than by conversion) the authorized number of shares of Series E Preferred Stock, or authorize the issuance of any shares of Series E Preferred Stock, or any other securities convertible into or exercisable or exchangeable for Series E Preferred Stock, to any person other than AOL; or

                    (iv) redeem or repurchase any of this corporation's Common Stock or Preferred Stock, other than repurchases of securities held by directors, employees or consultants of the corporation not to exceed $100,000 per transaction and $400,000 in the aggregate, and other than redemptions or repurchases at the original purchase price of such securities.

          6.   REDEMPTION.  The Preferred Stock is not redeemable.

          7. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be converted pursuant to
Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

          8. REPURCHASE OF SHARES. In connection with repurchases by this corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the corporation, each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be deemed to have consented to distributions made by the corporation with respect to such repurchases.

     (C)  COMMON STOCK.

          1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Article III(B)(2).

          3.   REDEMPTION.  The Common Stock is not redeemable.

          4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                     ARTICLE V

     The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                     ARTICLE VI

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     (A) The conduct of the affairs of the corporation shall be managed under the direction of its Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

     (B) Notwithstanding the foregoing provision of this Article VI, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (C) Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.
Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

     (D) Subject to the rights of the holders of any series of Preferred Stock, any director or the entire Board of Directors may be removed, with or without cause, by the holders of at least a majority of the shares then entitled to vote at an election of directors; PROVIDED, HOWEVER, that a director may not be removed without cause if the votes cast against removal of the director, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting of stockholders, or if greater, the number of directors for whom removal is being sought, were then being elected.

     (E) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "INITIAL PUBLIC OFFERING"), the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible. The term of office of the Class I directors shall expire at the corporation's first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire at the corporation's second annual meeting of stockholders following the closing of the Initial Public Offering, and the term of office of the Class III directors shall expire at the corporation's third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

     (F) Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

     (G) Following the closing of the Initial Public Offering, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

     (H) Advance notice of stockholder nominations for the election of directors of the corporation and of business to be brought by stockholders before any meeting of stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

                                    ARTICLE VII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.